UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2006

ImmunoGen, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Sidney Street, Cambridge, MA 02139
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (617) 995-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2006, the Board of Directors of ImmunoGen, Inc. (the Company), approved certain changes to the compensation of its non-employee directors effective November 15, 2006. The 2004 Non-Employee Director Compensation and Deferred Share Unit Plan (the Plan) has been amended to reflect these changes. A summary of the changes are as follows:

The annual meeting fee will be increased from $25,000 to $35,000 per annum, payable quarterly in arrears in either cash or deferred share units.

The Lead Director fee will be decreased from $40,000 to $30,000 per annum, payable quarterly in arrears in either cash or deferred share units.

Chairpersons of the Audit, Compensation, and Nominating and Governance Committees will receive an annual fee of $15,000, $9,000 and $9,000, respectively, payable quarterly in arrears in either cash or deferred share units.

Members of the Audit, Compensation, and Nominating and Governance Committees, other than the Chairpersons, will receive an annual fee of $8,000, $5,000 and $5,000, respectively, payable quarterly in arrears in either cash or deferred share units.

The annual retainer to be issued as deferred share units to continuing directors will be increased from $20,000 to $30,000 and the number of deferred shares units which shall be granted shall be based upon the closing price of the Company’s common stock on the date of the annual meeting of stockholders instead of on the last day of the Company’s fiscal year. The deferred share unit grants issued upon initial appointment to the Board of Directors will be increased from $40,000 to $65,000. One deferred share unit is equivalent in value to one share of ImmunoGen common stock. All of these grants will vest quarterly over three years instead of ratably over twelve months.

Because each continuing director received a deferred share unit grant of $20,000 on July 1, 2006, deferred share unit grants for $17,500, vesting quarterly over a three year period, will be granted to each continuing director on November 15, 2006 to compensate them for the changes made to the amount and timing of their annual retainer grants.

In addition, to the changes under our Plan, our directors who serve on one or more of our Scientific Advisory Boards will receive an annual cash retainer of $5,000, payable quarterly in arrears.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: September 11, 2006	/s/ Daniel M. Junius

Daniel M. Junius
Executive Vice President and Chief Financial Officer

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